Exhibit 10.1

RANGER OIL CORPORATION

EXECUTIVE SEVERANCE PLAN

Section 1. Purpose.

This Plan is established effective as of May 23, 2022, by the Company to offer certain payments and benefits to Participants in the event that their employment with the Company and its subsidiaries is terminated by the Company without Cause or by their resignation with Good Reason. The Plan is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation § 2520.104-24.

Section 2. Definitions.

(a) “Base Salary” means the Participant’s annualized base salary as in effect immediately before the Participant’s termination of employment (without regard to any reduction that constitutes Good Reason).

(b) “Board” means the Board of Directors of the Company.

(c) “Bonus” means the Participant’s target annual cash bonus for the year in which the Participant’s termination of employment occurs.

(d) “Cause” has the meaning given to such term in any employment agreement between the Participant and the Company or, if none, means a Participant’s: (i) willful and continued failure to substantially perform the Participant’s duties with the Company or any affiliate (other than any such failure resulting from the Participant’s Disability), (ii) conviction of a felony, (iii) willful engagement in gross misconduct materially and demonstrably injurious to the Company or any affiliate, (iv) commission of one or more significant acts of dishonesty as regards the Company or any affiliate, or (v) willful failure to comply with any material policies or procedures of the Company as in effect from time to time.

(e) “Change in Control” means the consummation of a transaction or series of related transactions in which either:

(i) one Person (or more than one Person acting as a group) other than JSTX Holdings, LLC (“JSTX”), Juniper Capital Advisors, L.P. (“Juniper Capital”) or any Affiliate of JSTX or Juniper Capital (JSTX, Juniper Capital and such Affiliates collectively, “Juniper”) acquires beneficial ownership of stock of the Company that, together with the stock held by such Person or group, constitutes more than 50% of the total voting power of the stock of the Company, including, for the avoidance of doubt, the consummation of any reorganization, merger, consolidation or similar transaction following which the beneficial owners of the stock of the Company immediately prior to such transaction own less than 50% of the total voting power of the equity of the entity resulting from such transaction;

(ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iii) one Person (or more than one Person acting as a group) other than Juniper, acquires all or substantially all assets of the Company.

(f) “CIC Severance Benefits” means the sum of:

(i) a lump sum payment in an amount equal to (x) the sum of the Participant’s Base Salary and Bonus multiplied by (y) the multiplier set forth in Exhibit B for such Participant, which amount shall be paid within 60 days following the Participant’s last day of employment;

(ii) an amount (payable in a lump sum) equal to the annual bonus, if any, earned by the Participant for the fiscal year preceding the year of termination (based on the actual level of performance, with any subjective or discretionary components of such annual bonus deemed achieved at the target level) to the extent unpaid as of the Participant’s last day of employment, which amount shall be paid at the same time annual bonuses for such year are paid to other Company management employees and in all events by March 15th of the year following the year in which the Participant’s termination of employment occurs;

(iii) an amount (payable in a lump sum) equal to the annual bonus, if any, earned by the Participant for the fiscal year in which the termination occurs (based on the actual level of performance, with any subjective or discretionary components of such annual bonus deemed achieved at the target level), pro-rated based on the number of whole months worked during such year and payable at the same time annual bonuses for such year are paid to other Company management employees and in all events by March 15th of the year following the year in which the Participant’s termination of employment occurs;

(iv) if the Participant elects such continuation coverage, Company-subsidized COBRA continuation coverage (at the same contribution rate paid by the Company for active employees) for the Participant and his or her covered dependents following the Participant’s date of termination for 18 months or such shorter period during which COBRA coverage is provided to the Participant; and

(v) Company-provided outplacement services up to a maximum cost to the Company of $10,000.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any guidance and/or regulations promulgated thereunder.

(h) “Committee” means the Compensation & Benefits Committee of the Board or another duly constituted committee appointed or designated by the Board from time to time to administer the Plan. Notwithstanding the foregoing, if no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board, and all references herein to the Committee shall be deemed to be references to the Board.

(i) “Company” means Ranger Oil Corporation and any successor thereto.

(j) “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any guidance and/or regulations promulgated thereunder.

(l) “Good Reason” has the meaning given to such term in any employment agreement between the Participant and the Company or, if none, means the occurrence of any of the following events or conditions without the consent of the Participant: (i) a material reduction in the Participant’s base salary or annual cash incentive compensation opportunity; (ii) the relocation of the Participant to a location more than 50 miles from Houston, Texas or the location at which the Participant was previously based and which increases the Participant’s commute by 50 miles or more; or (iii) a material diminution in the Participant’s title, authority, duties or responsibilities; provided, however, that Good Reason shall not have occurred unless (x) such event or condition remains uncured 45 days following Participant’s delivery to the Company of written notice of the specific grounds for Good Reason (the “Cure Period”), (y) such written notice is delivered within 45 days following the initial occurrence of the event or condition giving rise to Good Reason, and (z) the Participant terminates his or her employment with the Company within 10 days after the expiration of the Cure Period.

(m) “Participant” means an employee of the Company or a subsidiary of the Company who is designated by the Committee to participate in this Plan and set forth on Exhibit A. Participants shall be limited to a select group of management or highly compensated employees of the Company and its subsidiaries.

(n) “Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, trust, joint venture or other legal entity, or a governmental agency or political subdivision thereof.

(o) “Plan” means this Ranger Oil Corporation Executive Severance Plan, as the same may be amended from time to time.

(o) “Protection Period” means the period commencing on the consummation of a Change in Control and ending on the date that is (i) 24 months thereafter for any Tier 1 or Tier 2 Participant (as described on Exhibit A); and (ii) 18 months thereafter for any Tier 3 Participant (as described on Exhibit A).

(p) “Severance Benefits” means the sum of:

(i) cash payments in an aggregate amount equal to (x) the Participant’s Base Salary multiplied by (y) the multiplier set forth in Exhibit C for such Participant, which amounts shall be paid in substantially equal installments on the Company’s regular payroll schedule for the number of months set forth on Exhibit C commencing with the first payroll date after the release required under Section 3(d) becomes effective and irrevocable (provided that if the period during which such release could become effective and irrevocable spans two calendar years, such installments will commence in the later calendar year);

(ii) an amount (payable in a lump sum) equal to the annual bonus, if any, earned by the Participant for the fiscal year preceding the year of termination (based on the actual level of performance, with any subjective or discretionary components of such annual bonus deemed achieved at the target level) to the extent unpaid as of the Participant’s last day of employment, which amount shall be paid at the same time annual bonuses for such year are paid to other Company management employees and in all events by March 15th of the year following the year in which the Participant’s termination of employment occurs; and

(iii) if the Participant elects such continuation coverage, Company-subsidized COBRA continuation coverage (at the same contribution rate paid by the Company for active employees) for the Participant and his or her covered dependents following the Participant’s date of termination for 18 months or such shorter period during which COBRA coverage is provided to the Participant.

Section 3. Severance Benefits.

(a) Termination without Cause or Resignation for Good Reason Outside Protection Period. In the event that a Participant’s employment is terminated by the Company without Cause or a Participant resigns with Good Reason at any time other than during a Protection Period, then subject to the terms and conditions of the Plan, including, without limitation, Section 3(d) below, such Participant will receive the Severance Benefits.

(b) Termination without Cause or Resignation for Good Reason During Protection Period. In the event that a Participant’s employment is terminated by the Company without Cause or a Participant resigns with Good Reason at any time during a Protection Period, then subject to the terms and conditions of the Plan, including, without limitation, Section 3(d) below, such Participant will receive the CIC Severance Benefits.

(c) Termination for any Other Reason. In the event that a Participant’s employment is terminated by the Company, whether during or outside the Protection Period, for any other reason, including, without limitation, (A) Participant’s resignation without Good Reason or (B) a termination of Participant’s employment by the Company for Cause or due to Participant’s Disability or death, then such Participant shall not be entitled to receive any payments under this Plan.

(d) Release of Claims. Payment of the Severance Benefits or the CIC Severance Benefits, as applicable, is subject to the Participant’s execution of a separation agreement, in a form provided by the Company, that includes a general release of claims in favor of the Company and its parent, subsidiaries and affiliates as well as customary post-employment confidentiality, non-disparagement, non-solicitation, non-competition and other customary covenants in favor of the Company, which covenants shall be perpetual with respect to confidentiality and non-disparagement, and shall otherwise run for up to (at the Company’s option) the same period used to determine the amount of the Severance Benefits or CIC Severance Benefits, as applicable, for the Participant.

Section 4. Administration.

(a) In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control.

(b) The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.

(c) The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the benefits payable hereunder, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more subcommittees or officers of the Company the authority to act on behalf of the Committee.

Section 5. Funding.

The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.

Section 6. Code Section 409A.

(a) Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Code Section 409A. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Code Section 409A.

(b) Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Code Section 409A.

(c) Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A- 1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is 6 months and 1 day after Participant’s “separation from service” (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Participant’s death.

Section 7. Amendment or Termination.

Prior to a Change in Control, the Committee may amend or terminate the Plan at any time; provided, however, that any amendment or termination that is materially adverse to a Participant shall not be effective as to such Participant for a period of 12 months, unless such action is approved in writing by such Participant. Upon or following the occurrence of a Change in Control, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for CIC Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the CIC Severance Benefits payable, or potentially payable, to a Participant under the Plan (including, without limitation, imposing additional conditions).

Section 8. Employment at Will.

Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

Section 9. Transfer and Assignment.

In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

Section 10. Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

Section 11. Successors.

Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

Section 12. Withholding; Taxes.

The Company shall withhold from any Severance Benefits and CIC Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

Section 13. Compensation.

Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.

Section 14. Gender; Number; Headings.

Except when otherwise indicated by the context, any masculine terminology shall also include the feminine, and the definition of any term in the singular shall also include the plural. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 15. Entire Agreement.

This Plan represents the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersedes all prior understandings, whether written or oral. For the avoidance of doubt, a Participant shall not be entitled to payments and benefits under both this Plan and any other severance policy, agreement or plan, including the Penn Virginia Corporation 2017 Special Severance Plan, and any payments under such programs shall directly reduce and offset any payments or benefits hereunder.

Section 16. Governing Law.

The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of Texas without regard to its choice of law provisions.

Section 17. Claims and Appeals.

(a) Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.

(b) Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Section 18. Certain Excise Taxes.

Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

[Remainder of Page Intentionally Left Blank]

EXHIBIT A

Participants

The Tier 1 Participants shall include the Company’s Chief Executive Officer.

The Tier 2 Participants shall include the Company’s Chief Financial Officer and Chief Operating Officer.

The Tier 3 Participants shall include the Company’s Chief Legal Counsel, Vice President, Land and Marketing, and Chief Accounting Officer.

EXHIBIT B

CIC Severance Benefits

Tier	CIC Severance Multiplier
Tier 1	2.5
Tier 2	2.0
Tier 3	1.5

EXHIBIT C

Severance Benefits

Tier	Severance Multiplier	Months for Payment
Tier 1	2.0	24
Tier 2	1.0	12
Tier 3	0.5	6